Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

Ball Reports Third Quarter Results

Highlights

●	Third quarter 2014 comparable earnings per diluted share of $1.10 vs. $1.00 in 2013

●	Strong operating performance in global beverage and aerospace, and a lower tax rate offset weaker can demand in Brazil and North American food

●	Full-year free cash flow will exceed $600 million

●	Net full-year share buyback expected to be in the range of $500 million

BROOMFIELD, Colo., October 30, 2014 — Ball Corporation (NYSE:BLL) today reported third quarter net earnings attributable to the corporation of $147.4 million, or $1.04 per diluted share, on sales of $2.2 billion, compared to $115.2 million, or 78 cents per diluted share, on sales of $2.3 billion in the third quarter of 2013. Third quarter 2014 net earnings include after tax charges of $9.4 million, or 7 cents per diluted share, for business consolidation and other activities.
Results for the first nine months of 2014 were net earnings attributable to the corporation of $394.0 million, or $2.76 per diluted share, on sales of $6.5 billion, compared to $282.3 million, or $1.88 per diluted share, on sales of $6.5 billion in the first nine months of 2013. Year-to-date 2014 net earnings include after tax charges of $40.8 million for business consolidation and debt refinancing costs.
Comparable 2014 earnings per diluted share for the third quarter and year-to-date were $1.10 and $3.04, respectively versus third quarter and year-to-date 2013 comparable earnings per diluted share of $1.00 and $2.42, respectively. Details of comparable segment earnings and business consolidation activities can be found in Notes 1 and 2 to the unaudited consolidated financial statements that accompany this news release.
“As anticipated, volume comparisons in the third quarter were challenging, led by weaker than expected customer demand for our beverage cans in Brazil following the World Cup and for steel food containers in North America,” said John A. Hayes, chairman, president and chief executive officer. “Though we continue to navigate through aluminum premium headwinds in Europe, our focus on global cost containment, exceptional manufacturing performance and a lower effective tax rate led to improved third quarter results.”

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

Metal Beverage Packaging, Americas & Asia
Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $133.4 million in the third quarter on sales of $1.1 billion, compared to $134.8 million on sales of $1.1 billion in the third quarter of 2013. For the first nine months, comparable segment operating earnings were $400.3 million on sales of $3.2 billion, compared to $364.5 million on sales of $3.2 billion during the same period in 2013.
Comparable segment results were roughly flat versus third quarter 2013, as solid beer and specialty container demand in North America were unable to fully offset mid-teen volume declines in Brazil post-World Cup and ongoing softness for 12-ounce carbonated soft drink containers in the U.S. Volumes in China were up mid-single digits. Relentless focus on cost containment across the segment, progress on additional specialty container investments in the U.S., and improving volume conditions as Brazil enters its summer selling season position the segment for better performance going forward.
Metal Beverage Packaging, Europe
Metal beverage packaging, Europe, results in the quarter were comparable segment operating earnings of $63.8 million on sales of $489.2 million, compared to $60.5 million on sales of $488.9 million in 2013. Results for the first nine months were comparable segment operating earnings of $193.0 million on sales of $1.5 billion, compared to $143.2 million on sales of $1.4 billion in 2013.
Third quarter comparable results were up slightly with cost savings offsetting higher aluminum premiums and low single-digit volume declines for the segment. Progress continues on the Oss, Netherlands, facility, which will begin additional specialty can production during the second quarter of 2015.
Metal Food & Household Products Packaging
Metal food and household products packaging results in the third quarter were comparable segment operating earnings of $43.0 million on sales of $450.6 million, compared to $58.4 million in 2013 on sales of $463.6 million. Year-to-date results were comparable segment operating earnings of $119.1 million on sales of $1.2 billion, compared to $140.6 million on sales of $1.2 billion in 2013.
Segment results were down in the quarter influenced by mid-to-upper single-digit volume declines for steel food containers and ongoing service center manufacturing inefficiencies in the U.S. Strong European extruded aluminum performance continues and Ball is initiating investment in India to meet increasing demand for extruded aluminum packaging in that region.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

Aerospace and Technologies
Aerospace and technologies results were comparable segment operating earnings of $21.2 million on sales of $221.7 million in the third quarter, compared to $18.0 million on sales of $217.5 million in 2013. For the first nine months, comparable segment operating earnings were $70.1 million on sales of $683.5 million compared to $55.0 million on sales of $675.0 million during the same period last year. Backlog at the end of the quarter was $846.1 million.
During the quarter, WorldView-3, the first multi-payload, super-spectral, high-resolution commercial satellite for earth observations and advanced geospatial data, successfully launched from Vandenberg Air Force Base. The segment continues to position itself to pursue non-traditional growth projects while leveraging its existing capabilities in the government sector.
Outlook
“Year-to-date we have returned more than $350 million to shareholders in the form of share repurchases and dividends, and we remain confident that free cash flow will exceed $600 million for 2014 after capital spending of approximately $375 million,” said Scott C. Morrison, senior vice president and chief financial officer.
“Our third quarter results largely reflected the volume slowdown and current global economic conditions. As we close out the year, we remain confident in our ability to increase EVA dollar generation and achieve our long-term diluted earnings per share growth goal of 10 to 15 percent,” Hayes said.
About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 14,500 people worldwide and reported 2013 sales of $8.5 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details
Ball Corporation will hold its regular quarterly conference call on the company’s results and performance on Thursday, Oct. 30, at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 800-909-4197. International callers should dial 303-223-0118. Please use the following URL for a webcast of the live call:
http://edge.media-server.com/m/p/chheg3e2/lan/en

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain Time on Oct. 30, 2014, until 11 a.m. Mountain Time on Nov. 6, 2014. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21735281. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10–K, which are available on our website and at www.sec.gov. Factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; successful or unsuccessful acquisitions and divestitures; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; interest rates affecting our debt.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 4

Condensed Financial Statements (Third Quarter 2014)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2014	2013	2014	2013

Net sales	$2,238.9	$2,277.9	$6,537.6	$6,471.3

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,807.3)	(1,846.9)	(5,266.6)	(5,289.3)
Depreciation and amortization	(71.3)	(76.6)	(209.7)	(223.6)
Selling, general and administrative	(123.1)	(99.0)	(342.2)	(311.2)
Business consolidation and other activities	(9.2)	(43.8)	(17.8)	(89.1)
	(2,010.9)	(2,066.3)	(5,836.3)	(5,913.2)

Earnings before interest and taxes	228.0	211.6	701.3	558.1

Interest expense	(40.1)	(45.5)	(120.9)	(138.0)
Debt refinancing costs	–	(1.3)	(33.1)	(28.0)
Total interest expense	(40.1)	(46.8)	(154.0)	(166.0)
Earnings before taxes	187.9	164.8	547.3	392.1
Tax provision	(39.8)	(44.1)	(139.6)	(93.0)
Equity in results of affiliates, net of tax	0.3	0.9	1.9	0.9

Net earnings from continuing operations	148.4	121.6	409.6	300.0

Discontinued operations, net of tax	–	0.3	–	0.4

Net earnings	148.4	121.9	409.6	300.4

Less net earnings attributable to noncontrolling interests	(1.0)	(6.7)	(15.6)	(18.1)

Net earnings attributable to Ball Corporation	$147.4	$115.2	$394.0	$282.3

Earnings per share:
Basic–continuing operations	$1.07	$0.80	$2.83	$1.92
Basic–discontinued operations	–	–	–	–
Total basic earnings per share	$1.07	$0.80	$2.83	$1.92

Diluted–continuing operations	$1.04	$0.78	$2.76	$1.88
Diluted–discontinued operations	–	–	–	–
Total diluted earnings per share	$1.04	$0.78	$2.76	$1.88

Weighted average shares outstanding (000s):
Basic	138,010	144,714	139,133	146,910
Diluted	142,090	147,895	142,986	150,122

Condensed Financial Statements (Third Quarter 2014)

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
($ in millions)	2014	2013

Cash Flows from Operating Activities:
Net earnings	$409.6	$300.4
Discontinued operations, net of tax	–	(0.4)
Depreciation and amortization	209.7	223.6
Business consolidation and other activities	17.8	89.1
Deferred tax provision	8.3	3.3
Other, net	(18.8)	4.8
Changes in working capital	23.4	(207.2)
Cash provided by (used in) continuing operating activities	650.0	413.6
Cash provided by (used in) discontinued operating activities	–	(2.3)
Total cash provided by (used in) operating activities	650.0	411.3

Cash Flows from Investing Activities:
Capital expenditures	(250.0)	(309.6)
Business acquisitions, net of cash acquired	–	(14.2)
Other, net	11.1	2.2
Cash provided by (used in) investing activities	(238.9)	(321.6)

Cash Flows from Financing Activities:
Changes in borrowings, net	(278.4)	254.3
Purchases of common stock, net of issuances	(307.8)	(267.9)
Dividends	(54.8)	(56.8)
Other, net	7.7	(15.6)
Cash provided by (used in) financing activities	(633.3)	(86.0)

Effect of currency exchange rate changes on cash	(4.3)	(9.6)

Change in cash	(226.5)	(5.9)
Cash–beginning of period	416.0	174.1
Cash–end of period	$189.5	$168.2

Condensed Financial Statements (Third Quarter 2014)

Unaudited Condensed Consolidated Balance Sheets

	September 30,
($ in millions)	2014	2013

Assets
Current assets
Cash and cash equivalents	$189.5	$168.2
Receivables, net	1,049.4	1,087.5
Inventories, net	972.7	980.3
Deferred taxes and other current assets	167.2	194.7
Total current assets	2,378.8	2,430.7

Property, plant and equipment, net	2,371.1	2,348.3
Goodwill	2,300.6	2,375.2
Other assets, net	564.4	566.5

Total assets	$7,614.9	$7,720.7

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$306.5	$145.1
Payables and other accrued liabilities	1,715.4	1,425.1
Total current liabilities	2,021.9	1,570.2

Long-term debt	3,009.0	3,417.5
Other long-term liabilities	1,169.3	1,392.7
Shareholders’ equity	1,414.7	1,340.3

Total liabilities and shareholders’ equity	$7,614.9	$7,720.7

Notes to the Condensed Financial Statements (Third Quarter 2014)

1.	Business Segment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2014	2013	2014	2013

Net sales–
Metal beverage packaging, Americas & Asia	$1,079.6	$1,109.2	$3,207.3	$3,190.7
Metal beverage packaging, Europe	489.2	488.9	1,497.8	1,400.5
Metal food & household products packaging	450.6	463.6	1,159.4	1,213.4
Aerospace & technologies	221.7	217.5	683.5	675.0
Corporate and intercompany eliminations	(2.2)	(1.3)	(10.4)	(8.3)
Net sales	$2,238.9	$2,277.9	$6,537.6	$6,471.3

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$133.4	$134.8	$400.3	$364.5
Business consolidation and other activities	(0.1)	(14.1)	1.7	(26.6)
Total metal beverage packaging, Americas & Asia	133.3	120.7	402.0	337.9

Metal beverage packaging, Europe	63.8	60.5	193.0	143.2
Business consolidation and other activities	(4.3)	(1.7)	(6.6)	(4.6)
Total metal beverage packaging, Europe	59.5	58.8	186.4	138.6

Metal food & household products packaging	43.0	58.4	119.1	140.6
Business consolidation and other activities	(4.5)	(28.9)	(11.6)	(57.4)
Total metal food & household products packaging	38.5	29.5	107.5	83.2

Aerospace & technologies	21.2	18.0	70.1	55.0
Business consolidation and other activities	–	–	–	(0.2)
Total aerospace & technologies	21.2	18.0	70.1	54.8

Segment earnings before interest and taxes	252.5	227.0	766.0	614.5

Undistributed and corporate expenses and intercompany eliminations, net	(24.2)	(16.3)	(63.4)	(56.1)
Business consolidation and other activities	(0.3)	0.9	(1.3)	(0.3)
Total undistributed and corporate expenses and intercompany eliminations, net	(24.5)	(15.4)	(64.7)	(56.4)

Earnings before interest and taxes	$228.0	$211.6	$701.3	$558.1

Notes to the Condensed Financial Statements (Third Quarter 2014)

2.	Significant Business Consolidation Activities and Other Noncomparable Items

2014

Metal Beverage Packaging, Americas and Asia

The first nine months included charges of $2.0 million ($1.3 million after tax) related to a fire at a metal beverage packaging, Americas facility. The third quarter and first nine months also included net income of $0.8 million ($0.3 million after tax) and net charges of $1.0 million ($0.7 million after tax), respectively, for ongoing costs related to previously closed facilities and other insignificant costs.

During the first quarter, the company received and recorded compensation of $5.0 million ($3.7 million after tax) for the reimbursement of severance costs incurred in connection with the company’s closure and relocation of the Shenzhen, China, manufacturing facility in 2013. Also during the first quarter, the company sold its plastic motor oil container and pail manufacturing business in China. The third quarter and first nine months included a loss of $1.1 million ($1.2 million after tax) and $0.3 million ($0.9 million after tax), respectively, in connection with the sale.

Metal Food and Household Products Packaging

In the third quarter, the company recorded charges of $3.6 million ($2.2 million after tax) related to a reduction in force to eliminate certain food can production in the Oakdale, California, facility, as well as the completion of a voluntary separation program. The third quarter and first nine months also included charges of $0.8 million ($0.5 million after tax) and $4.1 million ($2.6 million after tax), respectively, for ongoing costs related to previously closed facilities and other insignificant costs.

During the fourth quarter of 2013, the company announced the closure of its Danville, Illinois, steel aerosol packaging facility in the second half of 2014. The first nine months of 2014 included charges of $3.8 million ($2.4 million after tax) in connection with the announced closure.

Metal Beverage Packaging, Europe, and Corporate

The third quarter and first nine months included charges of $0.9 million ($0.8 million after tax) and $3.2 million ($2.9 million after tax), respectively, for headcount reductions, cost-out initiatives and the relocation of the company’s European headquarters from Germany to Switzerland, as well as additional tax expense of $1.9 million and $6.1 million, respectively, related to this relocation. The third quarter and first nine months also included charges of $3.7 million ($3.1 million after tax) and $4.7 million ($4.8 million after tax), respectively, related to the write off of previously capitalized costs associated with the company’s Lublin, Poland, facility, and for other insignificant activities.

In January, Ball completed the redemption of its outstanding 7.375 percent senior notes due in September 2019. The redemption of the bonds resulted in a first quarter charge of $33.1 million ($20.6 million after tax) for the call premium and the write off of unamortized financing costs and premiums.

2013

In the third quarter, the company recorded an accounts receivable provision of $27.0 million ($18.0 million after tax, or $0.12 per diluted share) as a result of the financial difficulties of a significant customer. This provision represented the company’s estimate of the most likely potential loss of value it expected to incur as a result of the financial condition of this customer.

During July 2013, the company signed a compensation agreement with the Chinese government to vacate the Shenzhen manufacturing facility and relocate the production equipment. The third quarter and first nine months included charges of $6.8 million ($5.1 million after tax) and $8.1 million ($6.1 million after tax), respectively, for closure and relocation costs, which were primarily reimbursed in the fourth quarter 2013 and first quarter 2014.

In February 2013, Ball announced the closure of its Elgin, Illinois, food and household products packaging facility. The third quarter and first nine months included charges of $1.9 million ($1.2 million after tax) and $28.0 million ($17.0 million after tax), respectively, in connection with the closure.

The third quarter and first nine months included charges of $1.6 million ($1.0 million after tax) and $8.7 million ($5.3 million after tax) to balance regional supply and demand in Ball's metal beverage packaging, Americas, operations. Additionally, the third quarter and first nine months also included charges of $5.3 million ($3.2 million after tax) and $8.4 million ($5.1 million after tax), respectively, related to previously announced closures of Ball's Columbus, Ohio, and Gainesville, Florida, metal beverage packaging, Americas, facilities and related voluntary separation programs.

Notes to the Condensed Financial Statements (Third Quarter 2014)

2.	Significant Business Consolidation Activities and Other Noncomparable Items (continued)

Other items in the third quarter and first nine months included charges of $1.7 million ($1.4 million after tax) and $5.5 million ($4.3 million after tax), for the third quarter 2012 relocation of the company's European headquarters from Germany to Switzerland, as well as additional tax expense of $2.0 million and $5.9 million, respectively, related to this relocation. The second quarter and first nine months also included a charge of $5.9 million ($3.6 million after tax) to migrate certain employees from a multi-employer defined benefit pension plan to a Ball-sponsored defined benefit pension plan. Additionally, the first six months included income of $3.5 million ($2.1 million after tax) related to the reimbursement of funds paid in 2012 for the settlement of certain Canadian defined benefit pension liabilities of previously closed facilities.

During the second quarter, Ball issued $1 billion of 4.00 percent senior notes due in November 2023 and tendered for the redemption of $375 million of 7.125 percent senior notes originally due in September 2016. The redemption of the bonds, as well as the renegotiation of Ball's bank credit facilities in June, resulted in a charge of $26.9 million ($16.3 million after tax) for the call premium and the write off of unamortized financing costs and discounts.

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2014	2013	2014	2013

Net earnings attributable to Ball Corporation, as reported	$147.4	$115.2	$394.0	$282.3
Business consolidation and other activities, net of tax	9.4	31.5	20.2	63.8
Debt refinancing costs, net of tax	–	0.8	20.6	17.1
Discontinued operations, net of tax	–	(0.3)	–	(0.4)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$156.8	$147.2	$434.8	$362.8

Per diluted share before above transactions	$1.10	$1.00	$3.04	$2.42

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2014	2013	2014	2013

Earnings before interest and taxes, as reported	$228.0	$211.6	$701.3	$558.1
Business consolidation and other activities	9.2	43.8	17.8	89.1
EBIT before above transactions (Comparable EBIT)	$237.2	$255.4	$719.1	$647.2

Non-U.S. GAAP Measures–Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in this earnings release and quarterly and annual regulatory filings.